Exhibit 11.1
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                             VLSI TECHNOLOGY, INC.

                 CALCULATION OF EARNINGS PER SHARE - unaudited
                       (thousands except per share data)
                                       Three Months Ended   Nine Months Ended
                                       ------------------   -----------------
                                      Sept. 26, Sept. 27,  Sept. 26, Sept. 27,
Primary Earnings per Share               1997      1996       1997      1996
----------------------------           --------  --------   --------  --------

Net income                              $28,506   $ 2,633    $49,825   $14,076
                                        =======   =======    =======   =======
Average number of common and
  common equivalent shares:
    Average common shares outstanding    46,629    45,900     46,417    45,758
    Dilutive options                      3,236     1,062      2,375       987
                                        -------   -------    -------   -------
Average number of common and
  common equivalent shares               49,865    46,962     48,792    46,745
                                        =======   =======    =======   =======
Earnings per common and common
  equivalent share                      $   .57   $   .06    $  1.02   $   .30
                                        =======   =======    =======   =======

Fully Diluted Earnings per Share
----------------------------------
Net income                              $28,506   $ 2,633    $49,825   $14,076
Add interest expense on convertible
  debt, net of tax effect (1)                 -         -          -         -
                                        -------   -------    -------   -------
Adjusted net income                     $28,506   $ 2,633    $49,825   $14,076
                                        =======   =======    =======   =======
Average number of common and common
  equivalent shares on a fully
  diluted basis
    Average common shares outstanding    46,629    45,900     46,417    45,758
    Dilutive options                      3,602     1,601      2,583     1,167
    Conversion of convertible debt (1)        -         -          -         -
                                        -------   -------    -------   -------
Average number of common and
  common equivalent shares on a
  fully diluted                          50,231    47,501     49,000    46,925
                                        =======   =======    =======   =======
Fully diluted earnings per common
  and common equivalent share           $   .57   $   .06    $  1.02   $   .30
                                        =======   =======    =======   =======

-----------------------------------------------

(1) The convertible debt is not included in the calculation of fully diluted earnings per share since its inclusion would have had an antidilutive effect.






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